Exhibit 10.8
EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 6, 2024, by and between Steve Arnette (“Executive”) and Amentum Holdings, Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive previously served as the Executive Vice President and President of the Critical Mission Solutions business of Jacobs Solutions Inc. (“Jacobs”);
WHEREAS, the Company (formerly known as Amazon Holdco Inc.) previously entered into that Agreement and Plan of Merger, dated as of November 20, 2023, by and among Jacobs, Amentum Parent Holdings LLC and Amentum Joint Venture LP (the “Merger Agreement”), pursuant to which Amentum Parent Holdings LLC merged with and into the Company (such merger, the “Merger”, and the combined company resulting from the Merger, the “Combined Company”);
WHEREAS, Executive has ceased to serve as an employee of Jacobs, and effective as of, and following, the Merger, Executive is serving as the Chief Operating Officer of the Combined Company; and
WHEREAS, in connection with the foregoing and the other transactions contemplated by the Merger Agreement, the Company and Executive desire to enter into this Agreement, effective as of the Effective Time (as defined in the Merger Agreement), and to set forth the terms and conditions under which Executive will serve as Chief Operating Officer of the Combined Company.
NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE I

Employment
SECTION 1.01. Term. Subject to the terms of this Agreement, the term of Executive’s employment under this Agreement commenced on the Closing Date (as defined in the Merger Agreement) and shall terminate on the second anniversary of the Closing Date (the “Initial Period”); provided that such term of employment shall automatically renew upon the expiration of the Initial Period and on each subsequent anniversary thereof for one year (“Renewal Period”), unless the Combined Company delivers to Executive, or Executive delivers to the Combined Company, written notice at least 60 days in advance of the expiration of the Initial Period or any Renewal Period that such term of employment shall not be extended, in which case such term of employment shall end at the end of the Initial Period or Renewal Period in which such notice was delivered and shall not be further extended. Notwithstanding the foregoing, Executive’s employment with the Combined Company shall be “at will” and, subject to the provisions of Article IV and the notice requirements set forth above, Executive’s employment under this Agreement may be terminated by the Combined Company or Executive at any time and for any reason, with or without prior notice.
SECTION 1.02. Position and Duties. During Executive’s term of employment, Executive shall serve as the Chief Operating Officer of the Combined Company reporting to the Chief Executive Officer of the Combined Company, performing duties and having responsibilities customary for the chief operating officer of similar companies. Executive shall perform such services and duties in accordance with the policies, practices and bylaws of the Combined Company.
SECTION 1.03. Time and Effort. Executive shall serve the Combined Company faithfully, loyally, honestly and to the best of Executive’s ability. Executive shall devote all of Executive’s business time and best efforts to the performance of Executive’s duties on behalf of the Combined Company and its subsidiaries and affiliates. During Executive’s term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Board of Directors of the Combined Company (the “Board”), engage in any outside employment or in any activity that, in the reasonable judgment of the Combined Company, is competitive with or adverse to the business, practice or affairs of the Combined Company or any of its affiliates, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to serve as a director of charitable organizations to the extent such service has been approved by the Board.
ARTICLE II

Compensation
SECTION 2.01. Base Salary. During the term of Executive’s employment under this Agreement, the Combined Company shall, as compensation for the obligations set forth herein and for all services rendered by Executive in any capacity during Executive’s employment under this Agreement, including services as an officer, employee, director or member of any governing body, or committee thereof, of the Combined Company or any of its affiliates, pay Executive a base salary (“Base Salary”) at the annual rate of $750,000 per year, payable in substantially equal installments in accordance with the Combined Company’s standard payroll practices as in effect from time to time. The Combined Company shall review Executive’s performance at least annually and may increase but not decrease his Base Salary in connection with such reviews. In the event that sickness or disability payments under any insurance programs of the Combined Company or otherwise shall become payable to Executive in respect of any period of Executive’s employment under this Agreement, the salary installment payable to Executive hereunder on the next succeeding salary installment payment date shall be an amount computed by subtracting (a) the amount of such sickness or disability payments that shall have become payable during the period between such date and the immediately preceding salary installment date from (b) the salary installment otherwise payable to Executive hereunder on such date.
SECTION 2.02. Annual Bonus. During the term of Executive’s employment under this Agreement, Executive shall be eligible to participate in the annual incentive compensation plans of the Combined Company, as may be continued or established by the Board for similarly situated executives, in its discretion, from time to time, and shall have the opportunity to earn a performance-based cash bonus (“Annual Bonus”) with a target Annual Bonus of 100% of Base Salary for the fiscal year to which such Annual Bonus relates.
SECTION 2.03. Long-Term Incentive Awards. During the term of Executive’s employment under this Agreement, Executive shall be eligible to participate in the long-term incentive compensation plans of the Combined Company as in effect from time to time on a basis, including with respect to grant date values and terms and conditions, as determined by the Board, consistent with Executive’s roles and duties.
ARTICLE III

Executive Benefits
SECTION 3.01. Benefit Plans. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans) offered by the Combined Company as in effect from time to time (collectively, “Benefit Plans”) on the same basis as that generally made available to other employees of the Combined Company to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Combined Company in its discretion. Notwithstanding the first sentence of this Section 3.01, nothing shall preclude Executive from participating during the term of Executive’s employment under this Agreement in any present or future bonus, incentive or profit-sharing plan or other plan of the Combined Company for the benefit of its employees, in each case as and to the extent approved or determined by the Board in its discretion and subject to the other terms of this Agreement.
SECTION 3.02. Business Expenses. The Combined Company will reimburse Executive for all reasonably incurred business expenses, subject to the travel and expense policy established by the Combined Company from time to time, incurred by Executive during the term of Executive’s employment under this Agreement in the performance of Executive’s duties hereunder; provided that Executive furnishes to the Combined Company adequate records and other documentary evidence required to substantiate such expenditures. The Company shall promptly reimburse Executive up to $25,000 in attorneys’ fees incurred by him in connection with the entry into this Agreement; provided that Executive furnishes to the Company adequate records and other documentary evidence required to substantiate such attorneys’ fees.

SECTION 3.03. Vacation. During the term of Executive’s employment under this Agreement, Executive shall receive paid vacation days in accordance with the Combined Company’s vacation policy based on Executive’s tenure with the Combined Company.
ARTICLE IV

Termination
SECTION 4.01. Exclusive Rights. The amounts payable under this Article IV and pursuant to any applicable award agreement under which the long-term incentive awards will be granted are intended to be, and are, exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, including under common, tort or contract law, under policies of the Combined Company and its affiliates in effect from time to time, under this Agreement or otherwise, in the event of Executive’s termination of employment with the Combined Company and its affiliates; provided that, notwithstanding the foregoing, Executive shall be entitled to participate, and receive benefits under, the Amentum Holdings, Inc. Severance Plan for Key Employees in accordance with its terms.
SECTION 4.02. Termination by The Company for Cause; Termination by Executive without Good Reason. (a) If the Combined Company terminates Executive for Cause or if Executive elects to terminate Executive’s employment with the Combined Company without Good Reason, Executive shall be entitled to receive (i) Base Salary earned through the date of termination that remains unpaid as of the date of Executive’s termination, (ii) any Annual Bonus for any previously completed bonus period that has been earned and remains unpaid as of the date of Executive’s termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination to the extent such expenses are reimbursable under Section 3.02 and (iv) such benefits (excluding benefits under any severance plan, program or policy then in effect), if any, to which Executive may be entitled under the Benefit Plans as of the date of Executive’s termination, which benefits shall be payable in accordance with the terms of such Benefit Plans (the amounts described in clauses (i) through (iv) of this Section 4.02(a) being referred to herein as the “Accrued Rights”).
(b) For purposes of this Agreement, the term “Cause” shall mean Executive’s:
(i) conviction of, or plea of guilty or nolo contendere to, a felony;
(ii) willful and continued failure to substantially perform Executive’s duties with the Combined Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer of the Combined Company which specifically identifies the manner in which the Chief Executive

Officer of the Combined Company believes that Executive has not substantially performed Executive’s duties;
(iii) willful engagement in conduct that is materially injurious to the Combined Company or its affiliates, monetarily or otherwise;
(iv) act of gross misconduct in connection with the performance of Executive’s duties to the Combined Company;
(v) willful violation of any material Combined Company policy; or
(vi) material breach of any employment, confidentiality, restrictive covenant or other similar agreement between the Combined Company and Executive.
(c) For purposes of this Agreement, the term “Good Reason” shall mean any of the following events, without Executive’s written consent:
(i) a material reduction and adverse change in the position, duties or responsibilities of Executive from those in effect immediately prior to such change;
(ii) a reduction by the Combined Company in Executive’s Base Salary or target Annual Bonus, as in effect on the date hereof or as the same may be increased from time to time thereafter (other than a reduction of less than 10% that is applicable to all employees generally);
(iii) a relocation of Executive’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change, unless Executive is permitted to work remotely; or
(iv) a material breach by the Combined Company (or a successor) of this Agreement;
provided, however, that such event will not constitute Good Reason under this Agreement unless (x) Executive provides notice to the Combined Company within 30 days following the initial existence of an event constituting Good Reason, (y) the Combined Company does not remedy such event (if remediation is possible) within 30 days following the Combined Company’s receipt of notice of such event, and (z) Executive separates from service with the Combined Company within 90 days following the initial existence of such an event constituting Good Reason.
SECTION 4.03. Termination by The Company Other Than for Cause, Disability or Death; Termination by Executive for Good Reason. If the Combined Company elects to terminate Executive’s employment for any reason other than Cause, Disability (as defined below) or death, or if Executive terminates Executive’s employment with the Combined Company for Good Reason, Executive shall be entitled to the Accrued Rights and; provided that Executive has provided a general release in favor of the Combined Company and its subsidiaries and affiliates, and their respective directors, officers, employees, agents and representatives in form and substance reasonably acceptable to the Combined Company (the “Release”) and the Release has become effective and irrevocable prior to the 60th day after such termination of employment, Executive shall be entitled to the following:
(a) Cash Payments. (i) The Combined Company shall pay to Executive an amount equal to 1.5 times the sum of Executive’s Base Salary and Annual Bonus, payable in equal installments through the date that is 18 months after the date of Executive’s termination of employment (the “Severance Period”) at the same times at which and in the same manner in which Executive’s Base Salary would have been payable to Executive had a termination of employment not occurred, and (ii) the Combined Company shall provide to Executive, during the calendar year following the calendar year in which Executive’s termination of employment occurs, an Annual Bonus for the fiscal year in which the termination occurs equal to the Annual Bonus that Executive would have received if his employment had not terminated prior to the end of the fiscal year (e.g., after determining whether applicable performance goals have been achieved, determined on a basis consistent with past practice), pro-rated based on a fraction, the numerator of which shall equal the number of days Executive was employed by the Combined Company in the fiscal year in which Executive’s termination occurs and the denominator of which shall equal 365 (the “Pro-Rata Bonus”); provided, however, that, in the case of clause (i), the Combined Company shall (x) commence such payments on the 60th day after termination of Executive’s employment, except that any payments that would have otherwise been paid to Executive following the date of the termination of employment and prior to such 60th day shall be accumulated and paid to Executive in a lump sum on the first payment date following such 60th day, and (y) not continue such payments at any time following either (A) breach of the provisions of Section 5.03 or 5.04 or (B) breach of the provisions of Article V (other than Section 5.03 or 5.04) that (X) is materially damaging to the business or reputation of the Combined Company or any of its affiliates or (Y) occurs after the Combined Company has notified Executive more than once of a prior breach of such Article V (other than Section 5.03 or 5.04).
(b) Financial Planning Services; Life Insurance; Health Benefit Continuation. The Combined Company shall pay Executive a lump sum cash payment in an amount sufficient to cover 18 months of (i) the annual premium that would be payable to Executive for the continued receipt of financial planning services which Executive receives as of immediately prior to the date of Executive’s termination of employment and (ii) the annual premium pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, that would be payable by Executive for continued participation in the Combined Company’s group health plans (including medical and dental insurance) in which Executive participates as of immediately prior to the date of Executive’s termination of employment. Such lump sum cash payments pursuant to this Section 4.03(b) shall be paid within 90 days following the date of

Executive’s termination of employment, subject to Section 4.03(e) below. In addition, the Combined Company shall pay Executive a monthly cash payment grossed up for taxes to permit Executive to purchase life insurance coverage at the same benefit level as currently provided to active senior executives of the Combined Company and at the same cost to Executive as is generally provided to active senior executives of the Combined Company.
(c) Outplacement. Executive shall receive reasonable outplacement services to be provided by a provider selected by Executive during the Severance Period, the cost of which shall be borne by the Combined Company; provided, however, that notwithstanding the foregoing, Executive shall commence using such services within 12 months of Executive’s termination of employment, such outplacement services shall end not later than the last day of the second calendar year that begins after the date of termination of Executive’s employment and the Combined Company shall pay any amounts in respect of such outplacement services not later than the last day of the third calendar year that begins after such date of termination.
(d) Long-Term Incentive Awards. If such termination occurs prior to the first anniversary of the Closing Date, then any unvested long-term incentive awards of the Company held by Executive as of the date of such termination shall immediately vest to the extent they would have vested if Executive had incurred a termination of employment under the terms of Jacobs’ Executive Severance Plan (taking into account any applicable pro ration and other terms and conditions), as in effect on the Closing Date, and, to the extent so vested, settle as of such date of termination.
(e) Release. For the avoidance of doubt, (x) the Release shall not require Executive to release any rights to post-termination payments or benefits afforded to him by this Agreement, or any vested benefits or rights pursuant to the terms of the Combined Company’s and its affiliates’ benefit plans or programs, or to any rights related to his ownership of fully vested equity securities of the Combined Company, and (y) if the Release does not become effective and irrevocable within 60 days following the date of Executive’s termination of employment pursuant to this Section 4.03(e), the Combined Company shall not be obligated to make any payments or provide any benefits under Section 4.03(a), (b), (c) or (d) above and Executive shall only be entitled to the Accrued Rights.
SECTION 4.04. Termination for Disability or Death. Executive’s employment shall terminate automatically upon Executive’s death. The Combined Company may terminate Executive’s employment upon the occurrence of Executive’s Disability. In the event of Executive’s termination due to death or Disability, Executive, or Executive’s estate, as the case may be, shall be entitled to receive the Accrued Rights and the Pro-Rata Bonus during the calendar year following the calendar year in which Executive’s termination of employment occurs. For purposes of this Agreement, the term “Disability” shall mean (a) the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform Executive’s duties in a normal manner for a period of 180 days (whether or not consecutive) in any twelve-month period during the term of Executive’s employment under this Agreement or (b) Executive being accepted for long-term disability benefits under any long-term disability plan in which he is then participating. The Board shall determine, according to the facts then available, whether and when the Disability of Executive has occurred. Such determination shall not be arbitrary or unreasonable and the Board will take into consideration the expert medical opinion of a physician chosen by the Combined Company, after such physician has completed an examination of Executive. Executive agrees to make himself available for such examination upon the reasonable request of the Combined Company.
SECTION 4.05. Coordination of Benefits.  In the event of a “change in control” of the Combined Company, Executive shall be eligible to receive the severance benefits provided for under any severance plan of the Company providing for severance benefits in connection with such change in control (the “Severance Plan”).  Notwithstanding the foregoing, in no event shall Executive be entitled to receive severance benefits under both this Agreement and the Severance Plan and shall receive either the severance benefits provided for under this Agreement or those provided for under the Severance Plan, whichever is greater.
ARTICLE V

Executive Covenants
SECTION 5.01. The Company Interests. Executive acknowledges that the Combined Company has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization, and that the Combined Company has a legitimate business interest and right in protecting those assets as well as any similar assets that the Combined Company may develop or obtain. Executive acknowledges that the Combined Company is entitled to protect and preserve the going concern value of the Combined Company and its business and trade secrets to the extent permitted by law. Executive acknowledges that the Combined Company’s business is worldwide in nature and international in scope. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of the Combined Company’s goodwill, confidential information, trade secrets and customer relationships, and that the restrictions set forth in this Agreement will not prevent Executive from earning a livelihood without violating any provision of this Agreement.
SECTION 5.02. Consideration to Executive. In consideration of the Combined Company’s entering into this Agreement and the Combined Company’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged, and acknowledging hereby that the Combined Company would not have entered into this Agreement without the covenants contained in this Article V,

Executive hereby agrees to be bound by the provisions and covenants contained in this Article V.
SECTION 5.03. Non-Solicitation. Executive agrees that, for the period commencing on the Closing Date and terminating one year after the date of Executive’s termination of employment with the Combined Company for any reason, Executive shall not, and shall cause each of Executive’s affiliates (other than the Combined Company) not to, directly or indirectly: (a) solicit any person or entity that is or was a customer (or prospective customer) of the Combined Company to (i) purchase any goods or services related to any Competitive Business (as defined below) that are of the type sold by the Combined Company, from anyone other than the Combined Company or (ii) reduce its volume of goods or services purchased from the Combined Company, (b) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Closing Date) between the Combined Company and suppliers, partners, members or investors of the Company, (c) other than on behalf of the Combined Company, solicit, recruit or hire any employee or consultant of the Combined Company or any person who has, at any time within two years prior to such solicitation, recruitment or hiring, worked for or provided services to the Combined Company, (d) solicit or encourage any employee or consultant of the Combined Company to leave the employment of, or to cease providing services to, the Company or (e) assist any person or entity in any way to do, or attempt to do, anything prohibited by this Section 5.03.
SECTION 5.04. Non-Competition. (a) Executive agrees that, for the period commencing on the Closing Date and terminating 18 months after the date of Executive’s termination of employment with the Combined Company for any reason, Executive shall not, and shall cause each of Executive’s affiliates (other than the Combined Company) not to, directly or indirectly: (i) engage in or establish any Competitive Business including selling goods or services relating to any Competitive Business that are of the type sold by the Combined Company, (ii) assist any person or entity in any way to engage in or establish, or attempt to engage in or establish, any Competitive Business, (iii) except as provided in Section 5.04(c), be employed by, consult with, advise, permit his name to be used by, or be connected in any manner with the ownership, management, operation or control of any person or entity that directly or indirectly engages in any Competitive Business or (iv) engage in any course of conduct that involves any Competitive Business that is substantially detrimental to the business reputation of the Combined Company.
(b) The term “Competitive Business” means any business or entity that is or proposes to be engaged in any business conducted by the Combined Company from time to time during the term of this Agreement, including without limitation, (i) nuclear and environmental management services, including, without limitation, environmental clean-up operations, nuclear decontamination and decommissioning services, waste management projects and consulting / engineering services related to high hazard environments, (ii) intelligence operations, translation services, cyber-security services, vulnerability assessments, IT services, systems engineering services, systems integration, program and project management services and training (in particular, special operations, submarine and weapons system training), (iii) mission readiness services and solutions, including without limitation, logistics and supply chain management, facilities management, maintenance of military equipment, fighter plane testing, fighter pilot training, border security services and chemical weapons demilitarization, and (iv) any other business engaged in by the Combined Company, or with respect to which the Combined Company has taken any substantial steps to engage in, at any time during the two-year period preceding Executive’s termination of employment.
(c) This Section 5.04 shall not be deemed breached solely as a result of the ownership by Executive or any of Executive’s affiliates of: (i) less than an aggregate of 5% of any class of stock of a public company engaged, directly or indirectly, in any Competitive Business; (ii) less than 5% in value of any instrument of indebtedness of a public company engaged, directly or indirectly, in any Competitive Business; or (iii) a public company that engages, directly or indirectly, in any Competitive Business if such Competitive Business accounts for less than 5% of such person’s or entity’s consolidated annual revenues. A “public company” for purposes of this Section 5.04(c) shall mean an entity whose common stock is traded on a nationally recognized securities exchange.
SECTION 5.05. Confidential Information. Executive hereby acknowledges that (a) in the performance of Executive’s duties and services pursuant to this Agreement, Executive has received, and may be given access to, Confidential Information and (b) all Confidential Information is or will be the property of the Combined Company. For purposes of this Agreement, “Confidential Information” shall mean information, knowledge and data that is or will be used, developed, obtained or owned by the Combined Company relating to the business, products and/or services of the Combined Company or the business, products and/or services of any customer, sales officer, sales associate or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, the Combined Company), other operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, customer lists, contact persons, cost information, executive information, regulatory matters, personnel matters, accounting and business methods, copyrightable works and information with respect to any vendor, customer, sales officer, sales associate or independent contractor of the Combined Company, in each case whether patentable or unpatentable and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any vendor, customer, sales officer, sales associate or independent contractor of the Combined Company; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement or in breach of any similar covenant made by Executive prior to entering into this Agreement.

SECTION 5.06. Non-Disclosure. Except as otherwise specifically provided in Section 5.07, Executive will not, directly or indirectly, disclose or cause or permit to be disclosed, to any person or entity whatsoever, or utilize or cause or permit to be utilized, by any person or to any entity whatsoever, any Confidential Information acquired pursuant to Executive’s employment with the Combined Company (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise.
SECTION 5.07. Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right to communicate and cooperate in good faith with a government agency for the purpose of (a) reporting a possible violation of any U.S. federal, state, or local law or regulation, (b) participating in any investigation or proceeding that may be conducted or managed by any government agency, including by providing documents or other information or (c) filing a charge or complaint with a government agency. Without limiting the foregoing, nothing in or about this Agreement prohibits Executive from: (1) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with the SEC; (2) providing Confidential Information or information that would otherwise violate Section 5.06 or 5.10 of this Agreement to the SEC to the extent permitted by Section 21F of the Securities Exchange Act of 1934; (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (4) receiving a monetary award as set forth in Section 21F of the Securities Exchange Act of 1934. Further, Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
SECTION 5.08. Assignment of Inventions; Further Assurances. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Combined Company or its current or former affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the term of Executive’s service to the Combined Company or its affiliates (whether before, on or after the Closing Date), either alone or with others and whether or not during working hours or by the use of the facilities of the Combined Company (“Inventions”), shall be the exclusive property of the Combined Company or its designee.

Executive shall promptly disclose all Inventions to the Combined Company. Executive shall take all requested actions and execute all requested documents to assist the Combined Company, or its designee, at the Combined Company’s expense, in every way to secure the Combined Company’s or its designee’s above rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If the Combined Company or its designee is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Combined Company or its designee and their duly authorized officers and agents, as the case may be, as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
SECTION 5.09. Records. All memoranda, books, records, documents, papers, plans, information, letters and other data relating to Confidential Information or the business and customer accounts of the Combined Company, whether prepared by Executive or otherwise, coming into Executive’s possession shall be and remain the exclusive property of the Combined Company and Executive shall not, during the term of Executive’s employment with the Combined Company or thereafter, directly or indirectly assert any interest or property rights therein. Upon termination of employment with the Combined Company for any reason, (a) Executive will immediately return to the Combined Company all such memoranda, books, records, documents, papers, plans, information, letters and other data, and all copies thereof or therefrom, and Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned and (b) Executive shall delete all documents, materials, and information (and copies thereof) of the Combined Company from all Executive’s personal electronic devices (e.g., laptop, iPad, telephone, thumb drives, etc.). Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Combined Company.
SECTION 5.10. Non-Disparagement. Executive has not prior to the Closing Date, whether in writing or orally, criticized or disparaged the Combined Company, nor shall Executive during the period commencing on the Closing Date and terminating five years after the date of Executive’s termination of employment with the Combined Company for any reason (the “Non-Disparagement Period”), unless in the context of litigation between the Combined Company and Executive or under penalty of perjury or otherwise permitted pursuant to Section 5.07, whether in writing or orally, criticize or disparage the Combined Company or any of its respective current or former affiliates, directors, officers, employees, members, partners, agents or representatives. The Combined Company shall instruct the Company Parties (as defined below) not to, whether in writing or orally, criticize or disparage Executive during the Non-Disparagement Period, unless in the context of litigation between the Combined Company and Executive or under penalty of perjury. For purposes of this Agreement, the term the “Company Parties” shall mean the executive officers and designated spokespersons of the Combined Company, acting in their capacity as representatives of the Combined Company.
SECTION 5.11. Specific Performance. Executive agrees that any breach by Executive of any of the provisions of this Article V shall cause irreparable harm to the Combined Company that could not be made whole by monetary damages and that, in the event of such a breach, Executive shall waive the defense in any action for specific performance that a remedy at law would be adequate, and the Combined Company shall be entitled to specifically enforce the terms and provisions of this Article V without the necessity of proving actual damages or posting any bond or providing prior notice, in addition to any other remedy to which the Combined Company may be entitled at law or in equity.
SECTION 5.12. Notification of Subsequent Employer. Prior to accepting employment with any other person or entity during any period during which Executive remains subject to any of the covenants set forth in Section 5.03 or Section 5.04, Executive shall provide such prospective employer with written notice of such provisions of this Agreement.
ARTICLE VI

Miscellaneous
SECTION 6.01. Assignment. This Agreement shall not be assignable by Executive. The parties agree that any attempt by Executive to delegate Executive’s duties hereunder shall be null and void. This Agreement may be assigned by the Combined Company to a person or entity that is an affiliate or a successor in interest to substantially all the business operations of the Combined Company. Upon such assignment, the rights and obligations of the Combined Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. As used in this Agreement, the term the “Combined Company” shall mean the Combined Company as hereinbefore defined in the recital to this Agreement and any permitted assignee to which this Agreement is assigned.
SECTION 6.02. Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Combined Company and the personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees of Executive. Executive acknowledges and agrees that all Executive’s covenants and obligations to the Combined Company, as well as the rights of the Combined Company under this Agreement, shall run in favor of and will be enforceable by the Combined Company, its subsidiaries and its successors and permitted assigns.
SECTION 6.03. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and subject matter hereof and supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof. Notwithstanding the above, Executive’s covenants set forth in Article V shall operate independently of, and shall be in addition to, any similar covenants to which Executive is subject pursuant to any other agreement with the Combined Company or any of the Combined Company’s affiliates.
SECTION 6.04. Amendment. Except as provided in Section 6.13(d) hereof, this Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
SECTION 6.05. Notice. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given when received.

If to the Combined Company:	Amentum Holdings, Inc. 4800 Westfields Boulevard Suite #400 Chantilly, Virginia 20151 Attention: Stuart Young stuart.young@amentum.com with copies to:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:    David J. Perkins, Esq.
Matthew J. Bobby, Esq.
Telephone:    (212) 474-1000
Facsimile:    (212) 474-3700
E-mail:    dperkins@cravath.com
                    mbobby@cravath.com

If to Executive:	Address last on file with the Combined Company
SECTION 6.06. Governing Law and Jurisdiction. (a) This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflicts of law principles. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Eastern District of Virginia, or, if such court does not have subject matter jurisdiction, the state courts of Virginia located in Fairfax County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.
(b) Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.06(b).
(c) In the event of any dispute or legal action arising under this Agreement, each party shall be responsible for bearing its own expenses, attorneys’ fees and other costs during the pendency of such dispute or legal action, except that in the event of a legal action in which one party prevails on all or substantially all of the matters subject to the dispute, the prevailing party shall be entitled to reimbursement from the other party for all expenses, attorneys’ fees and other costs incurred in connection with such legal action.
SECTION 6.07. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
SECTION 6.08. Survival. The rights and obligations of the Combined Company and Executive under the provisions of this Agreement, including Articles V and VI, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with the Combined Company or a termination of this Agreement, in each case to the extent necessary to preserve the intended benefits of such provisions.
SECTION 6.09. Cooperation. Executive shall provide Executive’s reasonable cooperation to the Combined Company in connection with any suit, action or proceeding (or any appeal therefrom) that relates to events occurring during Executive’s employment with the Combined Company or any of its affiliates other than a suit between Executive, on the one hand, and the Combined Company, on the other hand; provided that the Combined Company shall reimburse Executive at a reasonable rate for his time (if Executive is no longer employed by the Combined Company) and for expenses reasonably incurred in connection with such cooperation.
SECTION 6.10. No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.
SECTION 6.11. Set Off. The Combined Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set off, counterclaim or recoupment of amounts owed by Executive to the Combined Company or its affiliates, except as provided in Section 6.13.
SECTION 6.12. Withholding Taxes. The Combined Company may withhold from any amounts payable under this Agreement such Federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.
SECTION 6.13. Section 409A. (a) It is intended that the provisions of this Agreement comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b) Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Combined Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Combined Company or any of its affiliates.
(c) Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Combined Company from time to time) and (ii) the Combined Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Combined Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.
(d) Notwithstanding any provision of this Agreement or any other Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Combined Company reserves the right to make amendments to any Company Plan as the Combined Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Combined Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.
(e) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything herein to the contrary, to the extent required by Section 409A, Executive shall not be entitled to any payments or benefits payable hereunder as a result of Executive’s termination of employment with the Combined Company that constitute “deferred compensation” under Section 409A unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A (and any related regulations or other pronouncements thereunder).
(f) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
SECTION 6.14. Section 280G. Notwithstanding any other agreement between the Combined Company and Executive, in the event that any payment or benefits provided to Executive (whether made or provided pursuant to this Agreement or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then Executive shall be entitled to receive either (i) the full amount of the Parachute Payments, or (ii) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to such Excise Tax, whichever of clauses (i) and (ii), after taking into account applicable Federal, state, and local taxes and the Excise Tax, results in the receipt by the

Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. Any reduction of the Parachute Payments pursuant to the foregoing shall occur in the following order: (a) any cash payment under any retention bonus agreement or similar agreement, (b) any cash severance payable by reference to Executive’s Base Salary and Annual Bonus; (c) any other cash amount payable to Executive; (d) any benefit valued as a Parachute Payment; and (e) acceleration of vesting of any equity award. Such reduction shall be first applied to payments and benefits in each of the forgoing categories in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination. Any determination required under this Section 6.14 shall be made in writing by a nationally recognized public accounting firm designated by public accountants of the Combined Company, whose determination shall be conclusive and binding for all purposes upon the Combined Company and Executive. For purposes of making any calculation required by this Section 6.14, such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
SECTION 6.15. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile of PDF), each of which shall be deemed to be an original instrument and all of which together shall constitute a single instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.
SECTION 6.16. Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. As used in Article V and VI, the terms the “Combined Company” and the “Company” include the Combined Company or the Company, respectively, and each of their subsidiaries and affiliates and their predecessors, successors and assigns.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
AMENTUM HOLDINGS, INC.
by        /s/ Stuart Young
Name: Stuart Young
Title: Chief Legal Officer
STEVE ARNETTE
        /s/ Steve Arnette